Exhibit 1.1

National Financial Partners Corp.

Common Stock, par value $0.10 per share

Underwriting Agreement

March [    ], 2004

Goldman, Sachs & Co.

85 Broad Street,

New York, New York 10004

and

Merrill Lynch, Pierce, Fenner & Smith

 Incorporated

North Tower, World Financial Center

New York, New York 10281

As representatives of the several Underwriters

named in Schedule I hereto,

Ladies and Gentlemen:

The stockholders of National Financial Partners Corp., a Delaware corporation (the “Company”) named in Schedule II hereto (the “Selling Stockholders”), propose, subject to the terms and conditions stated herein, to sell to the Underwriters named in Schedule I hereto (the “Underwriters”) an aggregate of              shares (the “Firm Shares”) and, at the election of the Underwriters, up to              additional shares (the “Optional Shares”) of Common Stock, par value $0.10 per share (“Stock”), of the Company. The Firm Shares and the Optional Shares that the Underwriters elect to purchase pursuant to Section 2 hereof are herein collectively called the “Shares”.

It is understood and agreed that Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Representatives”) are joint book-running managers for the offering of the Shares contemplated hereby and any determinations or other actions to be made under this Agreement by the Representatives shall require the concurrence of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

1. (a) The Company represents and warrants to, and agrees with, each of the Underwriters that:

(i) A registration statement on Form S-1 (File No. 333-113580) (the “Initial Registration Statement”) in respect of the Shares has been filed with the Securities and Exchange Commission (the “Commission”); the Initial Registration Statement and any post-effective amendment thereto, each in the form heretofore delivered to you, and, excluding exhibits thereto, to you for each of the other Underwriters, have been declared effective by the Commission in such form; other than a registration statement, if any, increasing the size of the offering (a “Rule 462(b) Registration Statement”), filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), which became effective upon filing, no other document with respect to the Initial Registration Statement has heretofore been filed with the Commission; and no stop order suspending the effectiveness of the Initial Registration Statement, any post-effective amendment thereto or the Rule 462(b) Registration Statement, if any, has been issued and no proceeding for that purpose has been initiated or threatened by the Commission (any preliminary prospectus included in the Initial Registration Statement or filed with the Commission pursuant to Rule 424(a) of the rules and regulations of the Commission under the Act is hereinafter called a “Preliminary Prospectus”; the various parts of the Initial Registration Statement and the Rule 462(b) Registration Statement, if any, including all exhibits thereto and including the information contained in the form of final prospectus filed with the Commission pursuant to Rule 424(b) under the Act in accordance with Section 5(a) hereof and deemed by virtue of Rule 430A under the Act to be part of the Initial Registration Statement at the time it was declared effective, each as amended at the time such part of the Initial Registration Statement became effective or such part of the Rule 462(b) Registration Statement, if any, became or hereafter becomes effective, are hereinafter collectively called the “Registration Statement”; and such final prospectus, in the form first filed pursuant to Rule 424(b) under the Act, is hereinafter called the “Prospectus;”

(ii) No order preventing or suspending the use of any Preliminary Prospectus has been issued by the Commission, and each Preliminary Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein or by a Selling Stockholder expressly for use in the preparation of the answers therein to Item 7 of Form S-1;

(iii) The Registration Statement conforms, and the Prospectus and any further amendments or supplements to the Registration Statement or the Prospectus will conform, in all material respects to the applicable requirements of the Act and the rules and regulations of the Commission thereunder and do not and will not, as of the applicable effective date as to the Registration Statement and any amendment thereto and as of the applicable filing date as to the Prospectus and any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein or by a Selling Stockholder expressly for use in the preparation of the answers therein to Item 7 of Form S-1;

(iv) Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Prospectus; and, since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Prospectus;

(v) The Company and the subsidiaries of the Company set forth on Schedule III hereto (each a “Subsidiary” and, collectively the “Subsidiaries”) have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Prospectus or such as would not have a material adverse effect on the current or future general affairs, management, consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”); and any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries;

(vi) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing (to the extent such concept exists) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; and each Subsidiary has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as the case may be, in good standing (to the extent such concept exists) under the laws of its jurisdiction of incorporation or organization, as the case may be;

(vii) The Company has an authorized capitalization as set forth in the Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and conform to the description of the Stock contained in the Prospectus; and all of the issued shares of capital stock of each Subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims (except as disclosed in the Prospectus with respect to the Amended and Restated Credit Agreement filed as Exhibit 10.1 to the Registration Statement);

(viii) The unissued Shares to be issued by the Company to certain of the Selling Stockholders upon the exercise of their respective stock options and sold by the Selling Stockholders to the Underwriters hereunder prior to the applicable Time of Delivery pursuant to the terms of each such Selling Stockholder’s applicable Option Exercise Notice(s) (as defined in Section 1(b)(viii) hereof), hereinafter referred to as the “Stockholder Option Shares,” have been duly and validly authorized and, when issued and delivered against payment therefor, will be duly and validly issued and fully paid and non-assessable and will conform to the description of the Stock contained in the Prospectus;

(ix) The compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) the provisions of the Certificate of Incorporation or By-laws of the Company or (iii) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties except, in the case of clauses (i) and (iii), for such violations that would not result in a Material Adverse Affect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Shares or the consummation by the Company of the transactions contemplated by this Agreement, except the registration under the Act of the Shares and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Shares by the Underwriters;

(x) Neither the Company nor any of its Subsidiaries is in violation of its Certificate of Incorporation or By-laws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound;

(xi) The statements set forth in the Prospectus under the caption “Description of Capital Stock”, insofar as they purport to constitute a summary of the terms of the Stock and, under the caption “Important United States Federal Tax Considerations For Non-United States Holders”, and under the caption “Underwriting”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair in all material respects;

(xii) Other than as set forth in the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is the subject which could be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect; and, to the knowledge of the Company, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(xiii) The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to possess such Governmental Licenses would not have a Material Adverse Effect; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses;

(xiv) The Company and each of its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged, except where the failure to be so insured would not have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has any reason to believe that any of them will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect;

(xv) The Company and its Subsidiaries own, possess, have other rights to use or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, except where the failure to own or possess, or be able to acquire, such Intellectual Property would not have a Material Adverse Effect; neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, which infringement, conflict, invalidity or inadequacy, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect;

(xvi) The Company is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(xvii) Neither the Company nor any of its affiliates does business with the government of Cuba or with any person or affiliate located in Cuba within the meaning of Section 517.075, Florida Statutes;

(xviii) The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with United States generally accepted accounting principles;

(xix) The consolidated financial statements, together with related schedules and notes, included in the Registration Statement and the Prospectus (and any amendment or supplement thereto) present fairly in all material respects the financial position, results of operations and changes in financial position of the Company and its consolidated subsidiaries at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with United States generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein; and the other financial and statistical information and data of the Company set forth in the Registration Statement and the Prospectus (and any amendment or supplement thereto) present fairly, in all material respects, the information stated therein and have been derived from the books and records of the Company, and such other financial information and data have been prepared on a basis consistent with such financial statements;

(xx) PricewaterhouseCoopers LLP, who have certified certain financial statements of the Company and its subsidiaries, are independent public accountants as required by the Act and the rules and regulations of the Commission thereunder;

(xxi) Each subsidiary of the Company which is engaged in the business of acting as a broker-dealer or an investment advisor (respectively, a “Broker-Dealer Subsidiary” and “Investment Advisor Subsidiary”) is duly licensed or registered as a broker-dealer or investment advisor, as the case may be, in each jurisdiction where it is required to be so licensed or registered to conduct its business, except where the failure to be so licensed or registered would not have a Material Adverse Effect; each Broker-Dealer Subsidiary and each Investment Advisor Subsidiary has all other necessary approvals of and from all applicable regulatory authorities, including any self-regulatory organization, to conduct its businesses, except where the failure to have such approvals would not have a Material Adverse Effect; except as otherwise provided in the Prospectus, none of the Broker-Dealer Subsidiaries or Investment Advisor Subsidiaries has received any notification from any applicable regulatory authority to the effect that any additional approvals from such regulatory authority are needed to be obtained by such subsidiary and have not been obtained, in any case where it could be reasonably expected that the Broker-Dealer Subsidiary will be unable to obtain such additional approvals and the failure to obtain any such additional approvals would require such Subsidiary to cease or otherwise materially limit the conduct of its business; and each Broker-Dealer Subsidiary and each Investment Advisor Subsidiary is in compliance with the requirements of the broker-dealer and investment advisor laws and regulations of each jurisdiction which are applicable to such Subsidiary, and has filed all notices, reports, documents or other information required to be filed thereunder, with such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect; and

(xxii) There are no contracts or documents required to be described or referred to in the Registration Statement or the Prospectus or to be filed as exhibits thereto which have not been so described and filed as required.

(b) Each of the Selling Stockholders severally represents and warrants to, and agrees with, each of the Underwriters and the Company that:

(i) All consents, approvals, authorizations and orders necessary for the execution and delivery by such Selling Stockholder of this Agreement and the Power of Attorney, the Custody Agreement and the Option Exercise Notice(s), if applicable, and for the sale and delivery of the Shares to be sold by such Selling Stockholder hereunder, have been obtained; and such Selling Stockholder has full right, power and authority to enter into this Agreement, the Power of Attorney, the Custody Agreement and the Option Exercise Notice(s), if applicable, and to sell, assign, transfer and deliver the Shares to be sold by such Selling Stockholder hereunder;

(ii) The sale of the Shares to be sold by such Selling Stockholder hereunder and the compliance by such Selling Stockholder with all of the provisions of this Agreement, the Power of Attorney, the Custody Agreement and the Option Exercise Notice(s), if applicable, and the consummation by such Selling Stockholder of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Selling Stockholder is a party or by which such Selling Stockholder is bound or to which any of the property or assets of such Selling Stockholder is subject, nor will such action result in any violation of the provisions of the constituent documents of such Selling Stockholder if such Selling Stockholder is a corporation or other entity, or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such Selling Stockholder or the property of such Selling Stockholder;

(iii) Such Selling Stockholder is, and immediately prior to each Time of Delivery (as defined in Section 4 hereof) such Selling Stockholder will be, except with respect to the registered ownership of such Shares at such times as the Custodian is the registered owner, the sole registered and beneficial owner of the Shares to be sold by such Selling Stockholder hereunder, free and clear of all liens, encumbrances, equities or claims; and, upon delivery of such Shares as directed by the Underwriters, to a nominee designated by The Depository Trust Company (“DTC”) and the crediting of such Shares on the records of DTC to securities accounts of the respective Underwriters and payment therefor pursuant hereto, (a) DTC will be a “protected purchaser” (as defined under Section 8-303 of the Uniform Commercial Code of Delaware (the “Delaware UCC”)) provided that it has no “notice” of an adverse claim within the meaning of Section 8-105 of the Delaware UCC, (b) the respective Underwriters will acquire a security entitlement in respect of such Shares under Section 8-501 of the Uniform Commercial Code of New York (the “New York UCC”) and (c) no action based on an adverse claim to such security entitlement may be asserted against the respective Underwriters provided that they have no “notice” of an adverse claim within the meaning of Section 8-105 of the New York UCC;

(iv) During the period beginning from the date hereof and continuing to and including the date 180 days after the date of the Prospectus, not to offer, sell, contract to sell or otherwise dispose of, except as provided hereunder, any securities of the Company that are substantially similar to the Shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Stock or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement or as otherwise provided in the lock up agreement entered into between such Selling Stockholder and the Underwriters), without your prior written consent;

(v) Such Selling Stockholder has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares;

(vi) To the extent that any statements or omissions made in the Registration Statement, any Preliminary Prospectus, the Prospectus or any

amendment or supplement thereto are made in reliance upon and in conformity with written information furnished to the Company by such Selling Stockholder expressly for use therein, such Preliminary Prospectus and the Registration Statement did, and the Prospectus and any further amendments or supplements to the Registration Statement and the Prospectus, when they become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(vii) In order to document the Underwriters’ compliance with the reporting and withholding provisions of the Tax Equity and Fiscal Responsibility Act of 1982 with respect to the transactions herein contemplated, such Selling Stockholder will deliver to you prior to or at the First Time of Delivery (as hereinafter defined) a properly completed and executed United States Treasury Department Form W-9 (or other applicable form or statement specified by Treasury Department regulations in lieu thereof);

(viii) All of the Shares to be sold by such Selling Stockholder hereunder have been transferred or, in the case of the Stockholder Option Shares, will be transferred prior to the Time of Delivery of such Shares, for registration in the name of Mellon Investor Services LLC, as Custodian (the “Custodian”) under a Custody Agreement, in the form heretofore furnished to you (the “Custody Agreement”), duly executed and delivered by such Selling Stockholder to the Custodian, and such Selling Stockholder has duly executed and delivered a Power of Attorney, in the form heretofore furnished to you (the “Power of Attorney”), appointing the persons indicated in Schedule II hereto, and each of them, as such Selling Stockholder’s attorneys-in-fact (the “Attorneys-in-Fact”) with authority to execute and deliver this Agreement on behalf of such Selling Stockholder, to determine the purchase price to be paid by the Underwriters to the Selling Stockholders as provided in Section 2 hereof, to authorize the Custodian to instruct the transfer agent of the Company to transfer the registered ownership of the Shares to be sold by such Selling Stockholder hereunder and otherwise to act on behalf of such Selling Stockholder in connection with the transactions contemplated by this Agreement and the Custody Agreement, and if such Selling Stockholder is selling Shares hereunder, pursuant to the cashless exercise of options to purchase shares of Stock (“Stock Options”), and (A) if such Stock Options are not subject to a vesting schedule, such Selling Stockholder has duly executed and delivered an Option Cashless Exercise Consent Agreement and a Stockholder Secondary Offering Participation Election Form in respect of such Stock Options, each in the form heretofore furnished to you, (collectively, the “Cashless Consent Agreement”) and (B) if such Stock Options are subject to a vesting schedule, such Selling Stockholder has duly executed and delivered an Option Holder Cashless Exercise and Secondary Offering Participation Election Form in respect of such Stock Options in the form heretofore furnished to you (the “Option Holder Election Form”) (each of the Cashless Consent Agreement and the Option Holder Election Form an “Option Exercise Notice” and, collectively, the “Option Exercise Notices”) providing for, among other things, the exercise of certain of such Selling Stockholder’s Stock Options and the issuance of such Selling Stockholder’s Stockholder Option Shares;

(ix) The Shares to be sold by such Selling Stockholder hereunder were registered in the name of the Custodian under the Custody Agreement or, in the case of the Stockholder Option Shares, will be registered prior to the Time of Delivery of such Shares, and are (or will be, as applicable) subject to the interests of the Underwriters hereunder; the arrangements made by such Selling Stockholder under the Custody Agreement and the Option Exercise Notice(s), if applicable, and the appointment by such Selling Stockholder of the Attorneys-in-Fact by the Power of Attorney, are irrevocable; the obligations of the Selling Stockholders hereunder will not be terminated by operation of law, whether by the death or incapacity of any individual Selling Stockholder or, in the case of an estate or trust, by the death or incapacity of any executor or trustee or the termination of such estate or trust, or in the case of a partnership or corporation, by the dissolution of such partnership or corporation, or by the occurrence of any other event; if any individual Selling Stockholder or any such executor or trustee should die or become incapacitated, or if any such estate or trust should be terminated, or if any such partnership or corporation should be dissolved, or if any other such event should occur, before the delivery of the Shares hereunder, the Shares will be transferred by or on behalf of the Selling Stockholders in accordance with the terms and conditions of this Agreement and of the Custody Agreements; and actions taken by the Attorneys-in-Fact pursuant to the Powers of Attorney and the Option Exercise Notice(s), if applicable, will be as valid as if such death, incapacity, termination, dissolution or other event had not occurred, regardless of whether or not the Custodian, the Attorneys-in-Fact, the Company or any of them, shall have received notice of such death, incapacity, termination, dissolution or other event; and

(x) Except as provided in Schedule 1(b)(x) hereto, neither the Selling Stockholder nor any of its affiliates directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or has any other association with (within the meaning of Article I, Section (dd) of the By-laws of the NASD, any member firm of the NASD.

2. Subject to the terms and conditions herein set forth, (a) each of the Selling Stockholders agree, severally and not jointly, to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from each of the Selling Stockholders, at a purchase price per share of $            , the number of Firm Shares (to be adjusted by you so as to eliminate fractional shares) determined by multiplying the aggregate number of Shares to be sold by the Selling Stockholders as set forth opposite their respective names in Schedule II hereto by a fraction, the numerator of which is the aggregate number of Firm Shares to be purchased by such Underwriter as set forth opposite the name of such Underwriter in Schedule I hereto and the denominator of which is the aggregate number of Firm Shares to be purchased by all of the Underwriters from all of the Selling Stockholders hereunder and (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Shares as provided below, each of the Selling Stockholders agrees, severally and not jointly, to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from each of the Selling Stockholders, at the purchase price per share set forth in clause (a) of this Section 2, that portion of the number of Optional Shares as to which such election shall have been exercised (to be adjusted by you so as to eliminate fractional shares) determined by multiplying such number of Optional Shares by a fraction the numerator of which is the maximum number of Optional Shares which such Underwriter is entitled to purchase as set forth opposite the name of such Underwriter in Schedule I hereto and the denominator of which is the maximum number of Optional Shares that all of the Underwriters are entitled to purchase hereunder.

The Selling Stockholders, as and to the extent indicated in Schedule II hereto, hereby grant, severally and not jointly, to the Underwriters the right to purchase at their election up to                  Optional Shares, at the purchase price per share set forth in the paragraph above, for the sole purpose of covering sales of shares in excess of the number of Firm Shares. Any such election to purchase Optional Shares shall be made in proportion to the maximum number of Optional Shares to be sold by each Selling Stockholder as set forth in Schedule II hereto initially with respect to the Optional Shares to be sold by the Selling Stockholders in proportion to the maximum number of Optional Shares to be sold by each Selling Stockholder as set forth in Schedule II hereto. Any such election to purchase Optional Shares may be exercised only by written notice from you to the Company, given within a period of 30 calendar days after the date of this Agreement and setting forth the aggregate number of Optional Shares to be purchased and the date on which such Optional Shares are to be delivered, as determined by you but in no event earlier than the First Time of Delivery (as defined in Section 4 hereof) or, unless you and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.

3. Upon the authorization by you of the release of the Firm Shares, the several Underwriters propose to offer the Firm Shares for sale upon the terms and conditions set forth in the Prospectus.

4. (a) The Shares to be purchased by each Underwriter hereunder, in definitive form, and in such authorized denominations and registered in such names as the Representatives may request upon at least forty-eight hours’ prior notice to the Attorneys-in-Fact for the Selling Stockholders shall be delivered by or on behalf of the Selling Stockholders to the Representatives, through the facilities of DTC, for the account of such Underwriter, against payment by or on behalf of such Underwriter of the purchase price therefor by wire transfer of Federal (same-day) funds to the account specified by the Custodian, to the Representatives at least forty-eight hours in advance. The Company will cause the certificates representing the Shares to be made available for checking and packaging at least twenty-four hours prior to the Time of Delivery (as defined below) with respect thereto at the office of DTC or its designated custodian (the “Designated Office”). The time and date of such delivery and payment shall be, with respect to the Firm Shares, 9:30 a.m., New York time, on April             , 2004, or such other time and date as the Representatives and the Company may agree upon in writing, and, with respect to the Optional Shares, 9:30 a.m., New York time, on the date specified by the Representatives in the written notice given by the Representatives of the Underwriters’ election to purchase such Optional Shares, or such other time and date as the Representatives and the Company may agree upon in writing. Such time and date for delivery of the Firm Shares is herein called the “First Time of Delivery”, such time and date for delivery of the Optional Shares, if not the First Time of Delivery, is herein called the “Second Time of Delivery”, and each such time and date for delivery is herein called a “Time of Delivery”.

(b) The documents to be delivered at each Time of Delivery by or on behalf of the parties hereto pursuant to Section 7 hereof, including the cross receipt for the Shares and any additional documents requested by the Underwriters pursuant to Section 7(m)

hereof will be delivered at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 W. 55th Street, New York, New York 10019 (the “Closing Location”), and the Shares will be delivered at the Designated Office, all at such Time of Delivery. A meeting will be held at the Closing Location at 2:00 p.m., New York City time, on the New York Business Day preceding such Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

5. The Company agrees with each of the Underwriters:

(a) To prepare the Prospectus in a form approved by you and to file such Prospectus pursuant to Rule 424(b) under the Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement, or, if applicable, such earlier time as may be required by Rule 430A(a)(3) under the Act; to make no further amendment or any supplement to the Registration Statement or Prospectus which shall be disapproved by you promptly after reasonable notice thereof; to advise you, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed and to furnish you with copies thereof; to advise you promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or prospectus, of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or prospectus or suspending any such qualification, promptly to use its reasonable best efforts to obtain the withdrawal of such order;

(b) Promptly from time to time to take such action as you may reasonably request to qualify the Shares for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Shares, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject;

(c) Prior to 10:00 A.M., New York City time, on the New York Business Day next succeeding the date of this Agreement and from time to time, to furnish the Underwriters with written and electronic copies of the Prospectus in New York City in such quantities as you may reasonably request, and, if the delivery of a prospectus is required at any time prior to the expiration of nine months after the time of issue of the

Prospectus in connection with the offering or sale of the Shares and if at such time any events shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such period to amend or supplement the Prospectus in order to comply with the Act, to notify you and upon your request to prepare and furnish without charge to each Underwriter and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance, and in case any Underwriter is required to deliver a prospectus in connection with sales of any of the Shares at any time nine months or more after the time of issue of the Prospectus, upon your request but at the expense of such Underwriter, to prepare and deliver to such Underwriter as many written and electronic copies as you may request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the Act;

(d) To make generally available to its securityholders as soon as practicable, but in any event not later than eighteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Act), an earnings statement of the Company and its subsidiaries (which need not be audited) complying with Section 11(a) of the Act and the rules and regulations of the Commission thereunder (including, at the option of the Company, Rule 158);

(e) During the period beginning from the date hereof and continuing to and including the date 180 days after the date of the Prospectus, not to offer, sell, contract to sell or otherwise dispose of, except as provided hereunder, any securities of the Company that are substantially similar to the Shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Stock or any such substantially similar securities (other than (x) pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement or (y) Stock issued as consideration in acquisitions; provided, that the recipient of such Stock issued as consideration in an acquisition becomes a party to, and such Stock is subject to, the Second Amended and Restated Stockholders Agreement of the Company, dated as of February 13, 2004, by and among the Company, Apollo Investment Fund IV, L.P. and certain of the other stockholders of the Company that are signatories thereto, as amended, (the “Stockholders Agreement”), the Lock-up Agreement by and among the Company and certain of the other stockholders of the Company that are signatories thereto (the “Stockholder Lock-up Agreement”) or such other stockholders agreement of the Company containing restrictions on the transferability of such Stock that are substantially similar to the provisions contained in the Stockholders Agreement or the Stockholder Lock-up Agreement), without your prior written consent;

(f) To furnish to its stockholders as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the effective date of the Registration Statement), to make available to its stockholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail;

(g) During a period of three years from the effective date of the Registration Statement, to furnish to you copies of all reports or other communications (financial or other) furnished to stockholders, and to deliver to you (i) as soon as they are available, copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Company is listed; and (ii) such additional information concerning the business and financial condition of the Company as you may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to its stockholders generally or to the Commission);

(h) If the Company elects to rely upon Rule 462(b), to file a Rule 462(b) Registration Statement with the Commission in compliance with Rule 462(b) by 10:00 P.M., Washington, D.C. time, on the date of this Agreement, and at the time of filing either pay to the Commission the filing fee for the Rule 462(b) Registration Statement or give irrevocable instructions for the payment of such fee pursuant to Rule 111(b) under the Act;

(i) Upon the reasonable request of any Underwriter, to furnish, or cause to be furnished, to such Underwriter an electronic version of the Company’s trademarks, servicemarks and corporate logo for use on the website, if any, operated by such Underwriter for the purpose of facilitating the on-line offering of the Shares (the “License”); provided, however, that the License shall be used solely for the purpose described above, is granted without any fee and may not be assigned or transferred; and

(j) With respect to any stockholders of the Company who prior to the date hereof have not entered into a 180-day lock-up agreement directly with the Representatives on behalf of the Underwriters, to not waive any restrictions on transfer in the Stockholders Agreement during the period ending on the 180th day after the Effective Date without the prior written consent of the Representatives on behalf of the Underwriters.

6. The Company and each of the Selling Stockholders covenant and agree with one another and with the several Underwriters that (a) the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Shares under the Act and all other expenses in connection with the preparation, printing and filing of the Registration Statement, any Preliminary Prospectus and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (ii) the cost of printing or producing any Agreement among Underwriters, this Agreement, the Blue Sky Memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Shares; (iii) all expenses in connection with the qualification of the Shares for offering and sale under state securities laws as provided in Section 6(b) hereof, including the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky survey; (iv) the filing fees incident to, and the fees and disbursements of counsel for the Underwriters in connection with, securing any required review by the NASD of the terms of the sale of the Shares; (v) the cost of preparing stock certificates; (vi) the cost and charges of any transfer agent or registrar and (vii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section; and (b) each Selling Stockholder will pay or cause to be paid all costs and expenses incident to the performance of such Selling Stockholder’s obligations hereunder which are not otherwise specifically provided for in this Section, including (i) any fees and expenses of counsel for such Selling Stockholder, (ii) such Selling Stockholder’s pro rata share of the fees and expenses of the Attorneys-in-Fact and the Custodian, and (iii) all expenses and taxes incident to the sale and delivery of the Shares to be sold by such Selling Stockholder to the Underwriters hereunder. In connection with clause (b) (iii) of the preceding sentence, the Representatives agree to pay New York State stock transfer tax, and each Selling Stockholder agrees to reimburse the Representatives for associated carrying costs if such tax payment is not rebated on the day of payment and for any portion of such tax payment not rebated. It is understood that, except as provided in this Section, and Sections 8 and 11 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, stock transfer taxes on resale of any of the Shares by them, and any advertising expenses connected with any offers they may make.

7. The obligations of the Underwriters hereunder, as to the Shares to be delivered at each Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company and of the Selling Stockholders herein are, at and as of such Time of Delivery, true and correct, the condition that the Company and the Selling Stockholders shall have performed all of its and their obligations hereunder theretofore to be performed, and the following additional conditions:

(a) The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 5(a) hereof; if the Company has elected to rely upon Rule 462(b), the Rule 462(b) Registration Statement shall have become effective by 10:00 P.M., Washington, D.C. time, on the date of this Agreement; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to your reasonable satisfaction;

(b) LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel for the Underwriters, shall have furnished to you such written opinion or opinions (a draft of each such opinion is attached as Exhibit B hereto), dated such Time of Delivery, in a form or forms acceptable to you, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(c) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, shall have furnished to you their written opinion, dated such Time of Delivery, in form and substance satisfactory to you, to the effect set forth in Exhibit C hereto;

(d) Douglas W. Hammond, Executive Vice President and General Counsel of the Company, shall have furnished to you his written opinion, dated such Time of Delivery, in form and substance satisfactory to you, to the effect set forth in Exhibit D hereto;

(e) Morrison & Foerster LLP, counsel for the Selling Stockholders, shall have furnished to you their written opinion with respect to the Selling Stockholders, dated such Time of Delivery, in form and substance satisfactory to you, to the effect set forth in Exhibit E hereto;

(f) On the date of the Prospectus at a time prior to the execution of this Agreement, at 9:30 a.m., New York City time, on the effective date of any post-effective amendment to the Registration Statement filed subsequent to the date of this Agreement and also at each Time of Delivery, PricewaterhouseCoopers LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you, to the effect set forth in Annex I hereto (the executed copy of the letter delivered prior to the execution of this Agreement is attached as Annex I(a) hereto and a draft of the form of letter to be delivered on the effective date of any post-effective amendment to the Registration Statement and as of each Time of Delivery is attached as Annex I(b) hereto);

(g) (i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included in the Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Prospectus, and (ii) since the respective dates as of which information is given in the Prospectus there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Prospectus, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of the Representatives so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares being delivered at such Time of Delivery on the terms and in the manner contemplated in the Prospectus;

(h) On or after the date hereof (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities, if any, by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating, if any, of any of the Company’s debt securities;

(i) On or after the date hereof there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a suspension or material limitation in trading in the Company’s securities on the New York Stock Exchange; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares being delivered at such Time of Delivery on the terms and in the manner contemplated in the Prospectus;

(j) The Company has obtained and delivered to the Underwriters executed copies of an agreement from each of the Company’s officers and directors substantially to the effect set forth in Subsection 1(b)(iv) hereof with respect to such officer or director, in form and substance satisfactory to you;

(k) The Company shall have complied with the provisions of Section 5(c) hereof with respect to the furnishing of prospectuses on the New York Business Day next succeeding the date of this Agreement;

(l) The Company and the Selling Stockholders shall have furnished or caused to be furnished to you at such Time of Delivery certificates of officers of the Company and of the Selling Stockholders, respectively, satisfactory to you as to the accuracy of the representations and warranties of the Company and the Selling Stockholders, respectively, herein at and as of such Time of Delivery, as to the performance by the Company and the Selling Stockholders of all of their respective obligations hereunder to be performed at or prior to such Time of Delivery, and as to such other matters as you may reasonably request, and the Company shall have furnished or caused to be furnished certificates as to the matters set forth in subsections (a) and (g) of this Section.

8. (a) The Company will indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement or the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Prospectus, the Registration

Statement or the Prospectus or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein.

(b) Each of the Selling Stockholders, severally and not jointly, will indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement or the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Prospectus, the Registration Statement or the Prospectus or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Selling Stockholder expressly for use therein; and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that such Selling Stockholder shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Prospectus, the Registration Statement or the Prospectus or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein.

(c) Each Underwriter will indemnify and hold harmless the Company and each Selling Stockholder against any losses, claims, damages or liabilities to which the Company or such Selling Stockholder may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement or the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Prospectus, the Registration Statement or the Prospectus or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use therein; and will reimburse the Company and each Selling Stockholder for any legal or other expenses reasonably incurred by the Company or such Selling Stockholder in connection with investigating or defending any such action or claim as such expenses are incurred.

(d) Promptly after receipt by an indemnified party under subsection (a), (b), or (c) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with a single counsel (in addition to local counsel) satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(e) If the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriters on the other from the offering of the Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (d) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Selling Stockholders on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Selling Stockholders bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the

Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Selling Stockholders on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, each of the Selling Stockholders and the Underwriters agree that it would not be just and equitable if contributions pursuant to this subsection (e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (e). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (e), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint.

(f) The obligations of the Company and the Selling Stockholders under this Section 8 shall be in addition to any liability which the Company and the respective Selling Stockholders may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls (within the meaning of Section 15 of the Act) any Underwriter, or any of the respective partners, directors, officers, employees and agents of any Underwriter or any such controlling person; and the obligations of the Underwriters under this Section 8 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the Company) and to each person, if any, who controls the Company or any Selling Stockholder within the meaning of the Act.

9. (a) If any Underwriter shall default in its obligation to purchase the Shares which it has agreed to purchase hereunder at a Time of Delivery, you may in your discretion arrange for you or another party or other parties to purchase such Shares on the terms contained herein. If within thirty-six hours after such default by any Underwriter you do not arrange for the purchase of such Shares, then the Company and the Selling Stockholders shall be entitled to a further period of thirty-six hours within which to procure another party or other parties reasonably satisfactory to you to purchase such Shares on such terms. In the event that, within the respective prescribed periods, you notify the Company and the Attorneys-in-Fact for the Selling Stockholders that you have so arranged for the purchase of such Shares, or the Company and the

Attorneys-in-Fact for the Selling Stockholders notify you that they have so arranged for the purchase of such Shares, you, the Company and the Selling Stockholders shall have the right to postpone a Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus, or in any other documents or arrangements, and the Company agrees to file promptly any amendments to the Registration Statement or the Prospectus which in your opinion may thereby be made necessary. The term “Underwriter” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Shares.

(b) If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by you, the Company and the Selling Stockholders as provided in subsection (a) above, the aggregate number of such Shares which remains unpurchased does not exceed one-eleventh of the aggregate number of all the Shares to be purchased at such Time of Delivery, then the Company and the Selling Stockholders shall have the right to require each non-defaulting Underwriter to purchase the number of Shares which such Underwriter agreed to purchase hereunder at such Time of Delivery and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the number of Shares which such Underwriter agreed to purchase hereunder) of the Shares of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

(c) If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by you, the Company and the Selling Stockholders as provided in subsection (a) above, the aggregate number of such Shares which remains unpurchased exceeds one-eleventh of the aggregate number of all of the Shares to be purchased at such Time of Delivery, or if the Selling Stockholders shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase Shares of a defaulting Underwriter or Underwriters, then this Agreement (or, with respect to the Second Time of Delivery, the obligations of the Underwriters to purchase and of the Selling Stockholders to sell the Optional Shares) shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Selling Stockholders, except for the expenses to be borne by the Company and the Selling Stockholders and the Underwriters as provided in Section 6 hereof and the indemnity and contribution agreements in Section 8 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

10. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Selling Stockholders and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person of any Underwriter, or the Company, or any of the Selling Stockholders, or any officer or director or controlling person of the Company, or any controlling person of any Selling Stockholder, and shall survive delivery of and payment for the Shares.

11. If this Agreement shall be terminated pursuant to Section 9 hereof, neither the Company nor the Selling Stockholders shall then be under any liability to any Underwriter except as provided in Sections 6 and 8 hereof; but, if for any other reason any Shares are not delivered by or on behalf of the Selling Stockholders as provided herein, the Selling Stockholders pro rata (based on the number of Shares to be sold by such Selling Stockholder hereunder) will reimburse the Underwriters through you for all out-of-pocket expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Underwriters in making preparations for the purchase, sale and delivery of the Shares not so delivered, but the Selling Stockholders shall then be under no further liability to any Underwriter in respect of the Shares not so delivered except as provided in Sections 6 and 8 hereof.

12. In all dealings hereunder, you shall act on behalf of each of the Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by you jointly; and in all dealings with any Selling Stockholder hereunder, you and the Company shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of such Selling Stockholder made or given by any or all of the Attorneys-in-Fact for such Selling Stockholder.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to you as the representatives in care of (i) Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Registration Department and (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, North Tower, World Financial Center, New York, New York 10281, Attention: Jeff Consolino; if to any Selling Stockholder shall be delivered or sent by mail, telex or facsimile transmission to counsel for such Selling Stockholder at its address set forth in Schedule II hereto; and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Registration Statement, Attention: General Counsel; provided, however, that any notice to an Underwriter pursuant to Section 8(d) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Underwriter at its address set forth in its Underwriters’ Questionnaire or telex constituting such Questionnaire, which address will be supplied to the Company or the Selling Stockholders by you on request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

13. This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the Company and the Selling Stockholders and, to the extent provided in Sections 8 and 10 hereof, the officers and directors of the Company and each person who controls (within the meaning of Section 15 of the Act) the Company, any Selling Stockholder, any Underwriter, or any of the respective partners, directors, officers, employees and agents of the Underwriters or any such controlling person of an Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Shares from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

14. Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

17. The Company and the Selling Stockholders are authorized, subject to applicable law, to disclose any and all aspects of this potential transaction that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to such transaction, and all materials of any kind (including tax opinions and other tax analyses) related to those benefits, without the Underwriters imposing any limitation of any kind.

If the foregoing is in accordance with your understanding, please sign and return to us eight counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof shall constitute a binding agreement among each of the Underwriters, the Company and each of the Selling Stockholders. It is understood that your acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company and the Selling Stockholders for examination, upon request, but without warranty on your part as to the authority of the signers thereof.

Any person executing and delivering this Agreement as Attorney-in-Fact for a Selling Stockholder represents by so doing that he has been duly appointed as Attorney-in-Fact by such Selling Stockholder pursuant to a validly existing and binding Power-of-Attorney which authorizes such Attorney-in-Fact to take such action.

Very truly yours, National Financial Partners Corp.

By:

Name:
Title:

The Selling Stockholders named in Schedule II to this Agreement

By:

Name:
Title:
As Attorney-in-Fact acting on behalf of each of the Selling Stockholders named in Schedule II to this Agreement.

Accepted as of the date hereof

Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:

(Goldman, Sachs & Co.)

By:

(Merrill Lynch, Pierce, Fenner & Smith Incorporated)

On behalf of each of the Underwriters

SCHEDULE I

Underwriter	Total Number of Firm Shares to be Purchased	Number of Optional Shares to be Purchased if Maximum Option Exercised
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
Sandler O’Neill & Partners, L.P.
CIBC World Markets Corp.
Fox-Pitt, Kelton Inc.

Total

SCHEDULE II

	Total Number of Firm Shares to be Sold	Number of Optional Shares to be Sold if Maximum Option Exercised
The Company

The Selling Stockholders(a):
Apollo Management IV, L.P.	2,500,019	375,002
Jack W. Abel	1,722	258
Kimberly L. Adams	690	103
David E. Alexander	13,333	1,999
George D. Alexander	402	60
Dawn Ambrose	847	127
Gary Ambrose	1,025	307
American Associates, Ben-Gurion University Of The Negev, Inc.	6,500	0
David Archambault	348	52
Patricia L. Arnone	5,347	802
Robert Arnone	5,000	750
Robert J. Arnone	15,000	2,250
Trust FBO Arnone Children DTD 9/5/01, Robert J. Arnone, Patricia Arnone & Patricia Trish Arnone, Trustees	20,000	3,000
Steve Avila	115	17
Joel R. Baker Revocable Trust	19,731	2,959
Arthur A. Bavelas	1,600	240
Timothy R. Bell	3,400	510
Michael S. Benoit	3,840	576
Lorrie Benson	57	8
Robert L. Bingham	4,051	607
William J. Bingham	7,090	1,063
LH Blum CPA PA	13,800	2,070
Michael Book	13,950	2,092
Jacob W. Boston	800	120
Joseph W. Bowie	3,350	502
Brenda Blythe Trust, Selena Vanderwerf, Trustee	268,000	43,200
Alicia Nicole Brewster	161	24
Brooks Family Trust, Harold J. Brooks, Trustee	37,461	5,619
Richard W. Brown	1,915	287
Kevin P. Burke	376	56
Leslie A. Burke	17,985	2,697

	Total Number of Firm Shares to be Sold	Number of Optional Shares to be Sold if Maximum Option Exercised

Nicole Renee Burrell	115	17
Jerome T. Butwin Revocable Trust	29,107	4,366
Linda Campbell	873	130
Kristine R. Cardosi	231	34
Richard J. Carney	752	112
Joseph Lee Carpenter	23,978	3,596
Joseph Todd Carpenter	925	138
Gloria Carreon	463	69
Gregory F. Carroll	3,306	495
Thomas J. Carstens	2,625	393
John Cash III	3,519	527
John T. Cash Jr.	18,241	3,648
Cashman Enterprises, Inc.	13,900	2,085
Edward A. Christensen	10,434	1,565
Jon C. Christie	3,882	582
Laureen M. Church	146	21
Gregory T. Clarke	4,468	670
Barbara Clayborn	231	34
Catherine M. Clouse	70	10
Ann Cohen & Larry Cohen	2,000	300
Stuart I. Cohen	6,666	999
Combined Jewish Philanthropies Of Greater Boston	7,473	0
Stephen A. Cooper	20,008	3,001
William Corry	11,666	1,749
Kathyrn Elizabeth Courain	1,493	223
Cox Living Trust May 18, 2000, Weyman H. Cox, II, Trustee	10,000	1,500
Joseph R. Crea	19,484	2,922
Charles L. Cunningham	6,437	965
Karen Cunningham	6,437	965
Janet L. Curtis	5,732	859
Jeffrey L. Curtis	871	130
Thomas L. Curtis	10,623	1,593
Christopher Dalto	250	37
James J. Davidson	2,555	383
Norman Dawidowicz	1,025	307
Andrew J. Degroat	8,455	1,268
Claudette Delaney	300	45

	Total Number of Firm Shares to be Sold	Number of Optional Shares to be Sold if Maximum Option Exercised

Christiane Delessert	4,746	711
Andrew M. Denis & Valerie A. Denis Living Trust V/A/D 6/18/97	1,152	172
Mark Diamond	7,499	1,124
Arvid Dike	2,391	358
Adriane M. DiMeo Trust, Adriane M. DiMeo, Trustee	4,140	621
Robert A. DiMeo Trust, Robert A. DiMeo, Trustee	5,520	828
Gary Droz	6,000	900
Eastman Family Trust, Earl R. Eastman & Kimberly Eastman, Trustees	40,000	6,000
Glenn Eisenberg	139,396	20,909
Susan Rae Eisenberg	71,513	10,726
Stephen A. Engro	7,291	1,093
Susan Evans	347	52
Thomas J. Fanning	12,857	1,928
Jolee J. Farro	19,484	2,922
Gary J. Fegley	1,260	189
Gary J. Fegley IRA, National Financial Services LLC, Custodian	6,000	900
V. Raymond Ferrara & Kimbrough F. Ferrara, Tenants By Entirety	13,346	2,001
Steven D. Gettis	2,700	405
FHC Partnership	6,521	978
Marc & Beth Firestone	3,200	480
FJC	2,050	0
Richard M. Flah	1,584	237
Mitchell R. Fleischer	40,022	6,003
Kimberly M. Fleming	1,506	225
Dennis J. Flynn	752	112
Douglas C. Foreman	359	53
Stephen F. Foreman	359	53
Michael J. Forsythe	539	80
Samuel Froedge	4,756	713
Bruce E. Fyfe & Wanda Fyfe, Tenants By Entirety	8,042	1,206
Patrick J. Gallagher	8,378	1,256
Matthew A. Ganovsky	16,231	2,434
Christopher Gavigan	13,978	2,096

	Total Number of Firm Shares to be Sold	Number of Optional Shares to be Sold if Maximum Option Exercised

Peter Geraci	904	135
Charles B. Gilbert	1,313	196
Morris Glickman	975	146
GMRNFP Investment LLC	31,250	4,687
Joyce Goldstein	366	54
Mark S. Goodman	114,138	17,120
Joe R. Goodwin	9,090	1,363
The Gottlieb Gst I Trust Under Agreement Dated 7/15/1999, Carol Etkin, Trustee	19,090	2,863
The Gottlieb Gst II Trust Under Agreement Dated 7/15/1999, Carol Etkin, Trustee	19,090	2,863
Gloria F. Gottlieb	16,033	2,404
James Gould	978	146
Michael Graham	132	19
Greenberg Family Trust Dated 6/20/91	33,098	4,964
John J. Griffith, Jr.	262	39
G R Gross CPA PA	13,800	2,070
Lawrence Hager	21,578	3,236
Todd Kent Hamerlinck	5,356	803
Edward F. Harris & Gail L. Harris, Joint Tenants	1,357	203
Richard M. Harrison	695	104
Diana Hartman	987	148
Howard S. Hartman	8,000	1,200
James E. Hartfield	27,954	4,193
Jeffrey S. Hartfield	1,500	225
Jeff Hartman	987	148
Nicolas Stephen Hartlege	748	112
Sheila H. Hartman	14,054	2,108
Martha Harvey	637	95
Todd S. Healy	11,201	1,680
Todd D. Heckman	914	137
Deborah L. Helmer	414	62
Thomas J. Henkse	4,388	658
Norman H. Hensley	8,103	1,215
Lawrence T. Herrig	36,321	5,448
George W. Hester	1,471	220
Stephen E. Hill	15,000	2,250
Mark Hinkle	2,141	321
Brian R. Hirsch	856	128

	Total Number of Firm Shares to be Sold	Number of Optional Shares to be Sold if Maximum Option Exercised
Elizabeth Hirsch	856	128
Bruce E. Hlavacek	5,676	851
Elizabeth Hoffman	2,000	300
David W. Holaday	7,095	1,064
Mark Holland	2,750	412
Horowitz Family Trust Dated 2/19/86 With Restatements Dated 5/21/02, Richard Horowitz & Beverly Horowitz, Trustees	61,125	18,337
Michael Aaron Horowitz	2,000	600
Samuel Louis Horowitz	4,000	600
The Michael and Alona Horowitz Fund At The Jewish Community Center	2,000	0
The Richard and Beverly Horowitz Fund At The Jewish Community Center	61,125	0
N. Douglas Hostetler	17,770	2,665
Samuel Hoyle	7,170	1,075
Infinity Trust, Harry M. McCabe, Trustee	2,891	433
Insurance Management Services, LLC	40,553	6,082
John Irvin	29,497	4,424
Michael R. Juffa Trust, Michael R. Juffa, Trustee	4,799	719
Adam Marc Katz Trust DTD 10/10/89, Stuart M. Katz, Trustee	2,017	302
Barbara & Jordan Katz Family Foundation, Stuart M. Katz, Trustee	6,543	0
Jonathan Katz Trust 2 DTD 10/1/82, Stuart M. Katz, Trustee	2,017	302
Jordon R. Katz	19,630	3,925
Alan Kaye	6,996	1,049
Barry Kaye	159,445	23,916
Howard Kaye	32,184	4,827
Joseph D. Kelley	6,800	1,020
Suzanne G. Kelly	6,800	1,020
Kjiersten Kerzmann	104	15
K. Scott Kirby	16,231	2,434
Robert I. Kleinberg	5,217	782
Joseph B. Knezevich	895	134
Howard M. Koff	40,000	6,000
Steven Kolinsky	15,000	2,250
Phillip J. Kosmala	120	18

	Total Number of Firm Shares to be Sold	Number of Optional Shares to be Sold if Maximum Option Exercised
John Thomas Kraemer & Cim Shami Kraemer Revocable Inter Vivos Trust 1993	4,781	956
Richard R. Kruse	5,400	810
William J. Kring	3,000	450
Steven H. Kronethal	2,500	375
Donald W. Labella Jr.	4,142	621
Howard B. Labow	3,891	583
Maia Labow	3,891	583
Lafayette College	20,000	0
Michael J. Lancaster	6,349	952
John Lanning	3,555	533
Gregory K. Large	9,300	1,395
Louis G. Larocca	581	87
Kelly Lauer	579	86
Mary Lawson	49	7
Richard W. Ledwith Jr.	5,080	762
Robert H. Leeper	21,578	3,236
Peter M. Lefkowitz	5,730	859
Sharon Renetha Legardye	347	52
Felicia Leone	125	18
Larry Letterio	11,054	1,658
Barbara A. Levine Revocable Trust, Barbara A. Levine, Trustee	2,000	300
Beth Levine	6,877	1,031
Carole Levine	6,327	949
Ronald Levine	8,252	1,237
Kathy Lewis	206	30
Michael Liebowitz	35,779	5,366
Lori M. Lieser	1,286	192
Shannon Linde	957	143
Max P. Linn Trust U/A 1/31/1996, Max P. Linn, Trustee	7,925	1,188
Patricia Linn Trust, Patricia Linn, Trustee	825	123
Maydene Littleton	366	54
Anthony P. Locascio & Jeanie L. Locascio	9,000	1,350
Annemarie V. Long	3,130	469
Jennifer Lopez	161	24
Howard Lorber	63,787	9,568
Marc Lowell	3,636	545
John P. Lowth III	22,000	3,300

	Total Number of Firm Shares to be Sold	Number of Optional Shares to be Sold if Maximum Option Exercised
John P. Lowth III Millenium Family Trust	3,000	450
Edward Loyola	347	52
Dorothy A. Magee	695	104
Bonnie Lou Main	553	82
Jerauld S. Mann	3,587	538
Sylvia Mariscal	1,159	173
Randall R. Martell	7,543	1,131
Michael E. Martin	12,000	1,800
Thomas B. Martin IRA, US Bankcorp, Trustee	3,124	468
1999 McGehee Family Revocable Living Trust, Frank M. McGehee, Trustee	30,000	4,500
Sean T. McNealy	16,232	2,434
Frank D. McArthur, II	2,102	315
Dodd Lee McGough	4,069	610
James McGilvray	1,925	288
Tracey McGilvray	4,126	618
Alan Meltzer	61,560	9,234
Elizabeth Meltzer Trust, Phillip N. Margolius, Trustee	1,473	220
Jennifer Meltzer Trust, Phillip N. Margolius, Trustee	1,473	220
Mark Meltzer Trust, Phillip N. Margolius, Trustee	1,473	220
Max Meltzer Trust, Phillip N. Margolius, Trustee	1,473	220
Marvin Meyer	14,864	2,229
Peter D. Milanez	2,272	340
H. Miller, CPA PA	13,800	2,070
James B. Modelski	156	23
Patrick J. Monaghan III	7,942	1,191
Kurt E. Morales	486	72
Morehead General Agency, Inc.	970	145
Deloris Moreno	1,159	173
Richard Morley	9,400	1,410
George Mosse	4,819	722
Jonathan Mosse	6,002	900
Michael V. Mosse	6,126	918
Robert E. Muzikowski	4,500	675
Ronald Hajime Nakamoto	12,533	1,879
Raymond P. Newsom	11,908	1,786

	Total Number of Firm Shares to be Sold	Number of Optional Shares to be Sold if Maximum Option Exercised
Brandon Lee Nichols	139	20
Bryan Ohm	7,424	1,113
Marie Okamura	231	34
Opportunity Systems, Inc.	3,220	483
Michael O’Riordan	13,271	1,990
Michelle L. Ortiz	4,800	720
Robert Ortiz & Sandra Ortiz	7,200	1,080
Pancheri Enterprises	5,902	885
Elaine M. Paris	2,000	300
Payne 50/50 Investment Trust, William A. Payne & Lynne D. Payne, Trustees	11,626	1,743
Esther S. Pearlstone	2,727	409
Karen Peele	41	6
Perspective Holdings, LLC	2,000	600
Anthony Peyser	13,333	1,999
Eric A. Pockross	2,000	300
Jordan M. Pockross	2,000	300
Stuart F. Pockross	23,808	3,571
John Polizzotto	347	52
M K Powers CPA PA	700	105
Lucas Prewett & Agnes J. Prewett, Tenants By The Entirety	1,446	216
PT Investments	4,196	629
Denise Quinn	3,999	599
Rachlin Cohen & Holtz LLP	15,042	2,256
Sam Radin	6,078	911
Paul Anthony Ramirez	173	25
Gerald L. Rappold & Kimberly C. Rappold	1,846	276
Bridget L. Redmon	138	20
Wendy Waters Reichhelm	579	86
Richard Alan Renwick Investment Trust, Richard Alan Renwick & Yvonne P. Renwick, Trustees	11,751	1,762
Mark J. Rieder	1,714	257
Lawrence F. Riegner	11,000	1,650
John Daniel Rigby, Jr.	17,187	2,578
Jacqueline A. Rondini	198	29
Robert L. Rosen	98,592	14,788
Nora Rosingana	86	12
John D. Ross	572	85
Ferdinand Ruano-Arroyo	1,739	260

	Total Number of Firm Shares to be Sold	Number of Optional Shares to be Sold if Maximum Option Exercised
Lisa Rubin	289	43
Michael Gary Rudelson	19,280	2,892
John R. Sacks	5,454	818
Rod Sager	26,292	3,943
Michael E. Salvati	9,000	1,350
Christopher R. Sampers	300	45
San Diego Pine Cone Ltd	6,000	900
Deborah A. Sanchez	1,159	173
Harold Sanes	3,636	545
William R. Sapers	—	1,120
Steven Schaumberger	1,626	243
Robert V. Schechter	1,020	153
Glenda S. Schmidt	3,336	500
Karen Schmidt	36	5
William A. Schneider Trust, William A. Schneider, Trustee	1,150	172
Caren S. Schneider Trust, Caren S. Schneider, Trustee	2,300	345
Paul Schnell	13,200	1,980
Schwartz Family Trust Dated 4/16/2001	7,302	1,095
Jerome J. Schwartz	44,772	6,715
Charles Severs	2,026	303
Arthur D. Shankman	25,000	3,750
Stacy Shinault	637	95
Larry Showley	464	69
Patricia Shuford	1,522	228
Judy Siegel	975	146
Howard Silverman	5,250	787
Neil J. Simon	1,043	156
Earl M. Slosberg Revocable Trust U/A/D 1/29/97, Earl M. Slosberg, Trustee	5,642	846
SMG Class Of Interests Of Clearwater Consulting Concepts, LLLP	72,640	10,896
Betty Anne Smith	5,000	750
Herbert C. Smith Profit Sharing Plan, Herbert C. Smith, Trustee	716	107
John D. Smith	41,274	6,191
Jeffrey Solodkin & Erica Solodkin, Tenants By The Entirety	10,694	1,604
Michael Sosner	4,363	654

	Total Number of Firm Shares to be Sold	Number of Optional Shares to be Sold if Maximum Option Exercised
Steven Spector	139	20
Joshua Spivak	4,000	600
Charlotte Starks	95	14
Jo C. Stewart	231	34
Shawna Stewart	69	10
Jacqueline Stirling	10,299	1,544
Stanley I. Strouch	400	60
Swansong Partnership LP	18,750	2,812
Malcolm C. Swasey	33,150	4,972
SYDA Foundation	1,594	0
Paul A. Sylvester	9,440	1,416
Sym Financial Corporation	752	112
Joseph D. Taiber	120	18
Ike J. Talbot	271	40
Joseph Tanner III	69	10
Stephanie Tatum	125	18
Melissa Taylor Boyle	591	88
Thomas L. Taylor	10,299	1,544
Fern Kaye Tessler	—	975
James W. Thiele	2,000	300
Barbara Thompson	206	30
Steven P. Thompson	1,704	255
Randy Thurman	3,350	502
William A. Thurston, Jr.	5,286	792
J.F. Tigrak	86	12
John J. Tillger	8,455	1,268
Jordan M. Toder	139	20
Lan Tran	69	10
Laura L. Tuttle	208	31
Bruce Udell	10,920	1,638
United Jewish Federation Of Greater Pittsburgh	2,000	0
University Of Florida Foundation	6,080	0
Richard J. Valentine	83,692	12,553
Rick Van Benschoten	4,650	697
Walter H. Van Buren	785	117
Ken W. Vanderhart	1,102	165
John Van Nest	746	111
Catherine S. Vastola	686	102
Peggy Vides	579	86

	Total Number of Firm Shares to be Sold	Number of Optional Shares to be Sold if Maximum Option Exercised
Peter Viliesis	3,478	521
Voigt Family LP	9,459	1,418
William R. Walasek, Jr.	400	60
Cyrus Walker	24,874	3,731
Michael J. Wallace	695	104
Paul H.G. Ward-Smith	5,400	801
Tracy Weeks	502	75
William J. Weiss, III	3,587	538
Richard Wezner	6,250	937
Jay Wheless	1,073	160
L. Blair Whiting	2,272	340
Howard Winitsky	20,454	3,068
Carrie S. Winsten	1,247	187
Larry F. Winsten	7,872	1,180
Lisa A. Winsten	1,247	187
Lesley Winston & Rosalind Gettis, Joint Tenants	4,677	701
Robert L. Winter	4,668	700
Kenneth Wirth	3,437	515
Samuel F. Wishon	9,000	1,350
Greg J. Wisniew	1,391	208
Bernard R. Wolfe	5,142	771
Bill S. Wolfkiel	3,428	514
Horowitz Grandchildren’s Trust Created On 11/30/99, Greg Yaris, Trustee	16,000	2,400
Zara Yeshurina	1,622	243
Bonnie L. Zagula	1,795	269
Mathew E. Zagula & Stephanie Zagula, Joint Tenants	1,795	269
Enat Zakan	115	17
Michael F. Zanders IRA, Pershing, Custodian	4,324	648
Michael Zanders Trust Dtd 3/10/92, Michael Zanders, Trustee	223	33
Annua Luisa Zapata	231	34
Milo W. Zidek	21,194	3,179
Zidek Family QSST Trust for the Benefit of Brian P. Zidek, Mary B. Zidek, Trustee	7,337	1,101
Zidek Family QSST Trust for the Benefit of Laura Zidek Poliero, Mary B. Zidek, Trustee	7,337	1,100

	Total Number of Firm Shares to be Sold	Number of Optional Shares to be Sold if Maximum Option Exercised
Leslie H. Zukerman & Miriam Glasker, Tenants By The Entirety	8,750	1,312

	6,213,275	931,833

(a) These Selling Stockholders are represented by Morrison & Foerster LLP and have appointed Jessica M. Bibliowicz, Mark C. Biderman and Douglas W. Hammond, and each of them, as the Attorneys-in-Fact for such Selling Stockholders.

SCHEDULE III

List of Significant Subsidiaries

NFP Insurance Services, Inc.

NFP Securities, Inc.

Massachusetts Business Association, L.L.C.

Exhibit B

Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

B-1

Exhibit C

Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

C-1

Exhibit D

Opinion of Douglas W. Hammond

D-1

Exhibit E

Opinion of Morrison & Foerster LLP

E-1

ANNEX I

Pursuant to Section 7(f) of the Underwriting Agreement, the accountants shall furnish letters to the Underwriters to the effect that:

(i) They are independent certified public accountants with respect to the Company and its subsidiaries within the meaning of the Act and the applicable published rules and regulations thereunder;

(ii) In their opinion, the financial statements and any supplementary financial information and schedules (and, if applicable, financial forecasts and/or pro forma financial information) examined by them and included in the Prospectus or the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations thereunder; and, if applicable, they have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited consolidated interim financial statements, selected financial data, pro forma financial information, financial forecasts and/or condensed financial statements derived from audited financial statements of the Company for the periods specified in such letter, as indicated in their reports thereon, copies of which have been furnished to the representatives of the Underwriters (the “Representatives”) and are attached hereto;

(iii) They have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited condensed consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows included in the Prospectus as indicated in their reports thereon copies of which are attached hereto and on the basis of specified procedures including inquiries of officials of the Company who have responsibility for financial and accounting matters regarding whether the unaudited condensed consolidated financial statements referred to in paragraph (v)(A)(i) below comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations, nothing came to their attention that caused them to believe that the unaudited condensed consolidated financial statements do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations;

(iv) They have compared the information in the Prospectus under selected captions with the disclosure requirements of Regulation S-K and on the basis of limited procedures specified in such letter nothing came to their attention as a result of the foregoing procedures that caused them to believe that this information does not conform in all material respects with the disclosure requirements of Items 301, 302, 402 and 503(d), respectively, of Regulation S-K;

(v) On the basis of limited procedures, not constituting an examination in accordance with generally accepted auditing standards, consisting of a reading of the unaudited financial statements and other information referred to below, a reading of the latest available interim financial statements of the Company and its subsidiaries, inspection of the minute books of the Company and its subsidiaries since the date of the latest audited financial statements included in the Prospectus, inquiries of officials of the Company and its subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

(A) (i) the unaudited consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows included in the Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations, or (ii) any material modifications should be made to the unaudited condensed consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows included in the Prospectus for them to be in conformity with generally accepted accounting principles;

(B) any other unaudited income statement data and balance sheet items included in the Prospectus do not agree with the corresponding items in the unaudited consolidated financial statements from which such data and items were derived, and any such unaudited data and items were not determined on a basis substantially consistent with the basis for the corresponding amounts in the audited consolidated financial statements included in the Prospectus;

(C) the unaudited financial statements which were not included in the Prospectus but from which were derived any unaudited condensed financial statements referred to in clause (A) and any unaudited income statement data and balance sheet items included in the Prospectus and referred to in clause (B) were not determined on a basis substantially consistent with the basis for the audited consolidated financial statements included in the Prospectus;

(D) as of a specified date not more than five days prior to the date of such letter, there have been any changes in the consolidated capital stock (other than issuances of capital stock upon exercise of options and stock appreciation rights, upon earn-outs of performance shares and upon conversions of convertible securities, in each case which were outstanding on the date of the latest financial statements included in the Prospectus) or any increase in the consolidated long-term debt of the Company and its subsidiaries, or any decreases in consolidated net current assets or stockholders’ equity or other items specified by the Representatives, or any increases in any items specified by the Representatives, in each case as compared with amounts shown in the latest balance sheet included in the Prospectus, except in each case for changes, increases or decreases which the

Prospectus discloses have occurred or may occur or which are described in such letter; and

(E) for the period from the date of the latest financial statements included in the Prospectus to the specified date referred to in clause (D) there were any decreases in consolidated net revenues or operating profit or the total or per share amounts of consolidated net income or other items specified by the Representatives, or any increases in any items specified by the Representatives, in each case as compared with the comparable period of the preceding year and with any other period of corresponding length specified by the Representatives, except in each case for decreases or increases which the Prospectus discloses have occurred or may occur or which are described in such letter; and

(vi) In addition to the examination referred to in their report(s) included in the Prospectus and the limited procedures, inspection of minute books, inquiries and other procedures referred to in paragraphs (iii) and (v) above, they have carried out certain specified procedures, not constituting an examination in accordance with generally accepted auditing standards, with respect to certain amounts, percentages and financial information specified by the Representatives, which are derived from the general accounting records of the Company and its subsidiaries, which appear in the Prospectus, or in Part II of, or in exhibits and schedules to, the Registration Statement specified by the Representatives, and have compared certain of such amounts, percentages and financial information with the accounting records of the Company and its subsidiaries and have found them to be in agreement

ANNEX I(a)

[Insert executed copy of Comfort Letter]

ANNEX I(b)

[Insert draft of Bring-Down Comfort Letter]